Exhibit 5.1

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954 (212) 455-2000
Facsimile (212) 455-2502

June 14, 2018

National Vision Holdings, Inc.
2435 Commerce Avenue
Bldg. 2200
Duluth, Georgia 30096-4980

Ladies and Gentlemen:

We have acted as counsel to National Vision Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to 850,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), that may be issued by the Company pursuant to the National Vision Holdings, Inc. 2018 Associate Stock Purchase Plan (the “Plan”).

We have examined the Registration Statement, the Second Amended and Restated Certificate of Incorporation (the “Amended Charter”), a form of the stock certificate for the Common Stock and the Plan, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP